                                                                   Exhibit 10.50


                    PLATINUM technology International, inc.
                            SEVERANCE PAY AGREEMENT
                            -----------------------



     This Severance Pay Agreement ( this "Agreement") is made and entered into as of the 31st day of August, 1998 by and between PLATINUM technology, inc., a Delaware corporation (together with its subsidiaries, the "Company"), and Paul
A. Tatro (the "Executive").

                                   WITNESSETH
                                   ----------

     WHEREAS, Executive has certain unique expertise, skills, contacts and experience relating to the Company's business;

     WHEREAS, Executive is currently employed by the Company and the Company believes that the continuation of such employment is material to the continued success of the Company;

     WHEREAS, in light of the fact that the Company is publicly-held, the Company recognizes and acknowledges that it is necessary, to retain Executive, to provide certain security to Executive in the event that a Change in Control (as defined below) of the Company should occur; and

     WHEREAS, to that end, the Company desires to provide for severance pay to Executive in the event that Executive's employment with the Company is terminated in connection with or as a result of a Change in Control, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Certain Definitions. As used in this Agreement the following initially capitalized terms shall have the following meanings:

     a. Severance Pay Rate: The annual rate of compensation payable by the Company to Executive as severance pay, which shall be equal to the sum of the greatest amount of each of (i) the base salary plus (ii) the incentive compensation, respectively, paid to Executive during any trailing 12 month period or periods (it being expressly understood that the 12 month periods utilized to determine base salary and incentive compensation may be different) during the 36 month period preceding termination of Executive's employment with the Company; provided, however, if Executive's annual base salary rate at the time of termination is greater than his base salary in the greatest trailing 12 month period, then such annual base salary rate shall be utilized for purposes of this Section 1(a).

     b. Payout Period: A period of 36 months from the effective date of the termination of Executive's employment with the Company.

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

     c. Bonus Amount: The product of (1) the higher of (i) the annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company or its affiliate companies for the most recently completed fiscal year prior to termination of Executive's employment with the Company, or (ii) the average annualized (for any fiscal year consisting of less than twelve full months) bonus paid or payable to the Executive by the Company or its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs, or (iii) Executive's targeted annual bonus for the fiscal year in which the Change in Control occurs and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the date on which Executive's employment is terminated, and the denominator of which is 365.

     d. Aggregate Severance Pay: The sum of (1) the Bonus amount, plus (2) the product obtained by multiplying: (i) the Severance Pay Rate divided by twelve; by (ii) the number of months in the applicable Payout Period.

     e.  Change in Control:  The first to occur of the following:

         1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company,
               (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 1(e);

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

          2. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          3. Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any Person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of

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

               the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          4. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A),
               (B) and (C) of Subsection (3) of this Section 1(e), assuming for this purpose that such liquidation or dissolution was a Business Combination.



     f. Good Cause: The determination by board of directors of the Company, in good faith and in the exercise of its reasonable judgment, that Executive has committed an act or acts which constitute (i) a felony which reasonably could be expected to have a material adverse impact on the Company or the ability of Executive to perform his duties to the Company in connection with his employment, (ii) dishonesty or fraud with respect to the Company having a material adverse impact on the Company, excluding for this purpose an isolated and inadvertent action not taken in bad faith by Executive and which Executive promptly takes reasonable actions to remedy after the board of directors has delivered written notice thereof to Executive, or (iii) willfully engaging in one or more acts, or willfully omitting to act, which is demonstrably and materially damaging to the Company or any of its subsidiaries. For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" only if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive. Notwithstanding the foregoing, Executive may not be terminated for Good Cause unless and until (1) the Executive shall have committed acts which constitute Good Cause as set forth in this Section 1(f), and (2) there shall have been delivered to him a copy of a resolution duly adopted by a seventy-five percent (75%) affirmative vote of the membership of the Board of Directors of the Company (the "Board") (excluding Executive, if he is then a member) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such termination and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that Executive was guilty of conduct which constitutes Good Cause as set forth in this Section 1(f).



     g.  Good Reason:   The occurrence of any of the following:  (i) the
assignment to Executive of duties materially inconsistent with the status of Executive's position with the Company or the diminution in the nature or status of Executive's duties and powers and Executive's responsibilities in connection with such duties and powers excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) a requirement by the Company that Executive relocate his primary residence outside of the area comprising a 50 mile radius around the then current location of such residence (the "Area"); (iii) any requirement for Executive to spend on a regular basis a greater number of days per month or a greater number of consecutive days away from the Area, excluding any days of travel initiated by Executive or travel agreed to by the Company and Executive and provided that Executive agrees to travel consistent with past practice

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and as reasonably required to perform the responsibilities of his position consistent with past practice; (iv) the reduction of Executive's base salary;
(v) a change in the composition of the plan pursuant to which Executive is eligible for incentive compensation such that Executive's ability to earn such incentive compensation is significantly diminished; or (vi) reduction in the benefits provided or made available by the Company to Executive or the portion of the cost of such benefits borne by the Company, other than modifications of benefits under general benefit plans which are available to substantially all full time employees.

          For purposes of this Section, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

2. Termination of Employment; Severance Pay. If Executive's employment with the Company is terminated by Executive for Good Reason or by the Company, other than for Good Cause, then the Company shall:

     a. pay to Executive, during the applicable Payout Period, the Aggregate Severance Pay as follows:

          (i) if such termination occurs at any time during the period beginning on the [60th] day preceding the occurrence of a Change in Control and ending on the first anniversary of the occurrence of such Change in Control (the "Initial Period"), then the applicable Payout Period shall be 36 months; or

          (ii) if such termination occurs at any time during the period beginning immediately following the expiration of the Initial Period and ending on the second anniversary of such Change in Control (the "Extended Period"), then the applicable Payout Period shall be 24 months; and



     b. if such termination occurs during the Initial Period, pay the Bonus Amount to Executive in a lump sum in cash within 30 days after the date of Executive's termination of employment; and



     c. if such termination occurs during the Initial Period or the Extended Period, during the one year period following termination of Executive's employment with the Company or its affiliated companies the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the

Executive at any time during the 90-day period immediately preceding the occurrence of the Change in Control or, if more favorable to the Executive, those provided generally at any time after the occurrence of the Change in Control to other peer executives of the Company and its affiliated companies.

     The Aggregate Severance Pay shall be payable, at the Severance Pay Rate, in accordance with the Company's or its successor's standard payroll practices during the applicable Payout Period. In lieu of regular payments of the Aggregate Severance Pay during the Payout Period, Executive shall be entitled to receive, upon Executive's written election delivered within 10 business days following the termination of Executive's employment with the Company, a lump sum payment equal to the present value of the stream of monthly payments of the Aggregate Severance Pay during the Payout Period, for purposes of which each monthly payment shall be equal to the Severance Pay Rate divided by twelve. For purposes of this computation, present value shall be determined in accordance with Internal Revenue Code (the "Code") Section 280G, using a discount rate equal to 120% of the applicable Federal Rate (determined under Section 1274(d) of the Code), compounded semi-annually, determined as of the date of Executive's election to receive the lump sum payment provided for herein.

3. Gross Up for Excise Tax Liability. If it shall be determined that any payment received or to be received by Executive under this Agreement or any other agreement, plan or program which provides for additional compensation to be paid to the Executive upon the occurrence of a Change in Control (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal revenue Code of 1986, as amended (the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount necessary to reimburse Executive, on an after-tax basis, for the Excise Tax and for any federal, state and local income tax and excise tax (including any interest and penalties imposed with respect to such taxes) that may be imposed by reason of the Payment. For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal, state and local income taxes at the highest applicable marginal rate of taxation in the calendar year in which such Gross-Up Payment is to be made. All determinations required to be made under this Section 3, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the firm of independent certified public accountants then retained by the Company (the "Accounting Firm") which shall provide, in writing, detailed supporting calculations both to the Company and Executive within 15 business days of the request for such determination. Such request may be made by either party. The Company shall pay the fees and expenses of the Accounting Firm in connection with any determinations hereunder. The Gross-Up Payment shall be paid by the Company within 10 days of the Accounting Firm's determination of the amount thereof.

     In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made, including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment, the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     In the event that the Excise Tax is subsequently determined to be less than the amount determined by the Accounting Firm, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally refunded to or otherwise realized as a benefit by Executive, the portion of the Gross-up Payment that would not have been paid, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that would require payment by the Company of the Gross-Up Payment. If the Company elects to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action to contest such claim as the Company (or its counsel) shall reasonably request, and

               (iii) cooperate with the Company in good faith in order to effectively contest such claim.


The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest, and the Executive agrees to prosecute such contest to a determination as the Company shall determine; provided, however, the Company shall advance the amount of any payment pending the contest to the Executive and shall indemnify the Executive with respect to any taxes (including penalties and interest, if any) which may be imposed in connection with the advance of such funds.

4. No Duty to Mitigate. The Executive shall not be required or have any duty or obligation to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise. In addition, no payment to be provided to Executive pursuant to this Agreement shall be reduced by any compensation or other amount earned or collected by Executive at any time before or after the termination of Executive's employment with the Company.


5.   Cooperation.

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

     a. Executive agrees to cooperate with the Company (including following Executive's termination of employment for any reason), provided that such cooperation would not unreasonably interfere with the business activities or employment obligations of the Executive, by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board and its representatives or counsel, or representatives or counsel of or to the Company, or any subsidiary or affiliate of the Company, as requested; provided, however, this subsection (a) shall not apply to any action between the Executive and the Company to enforce this Agreement. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

     b. Executive agrees, as a condition to receipt of the termination payments and benefits provided hereunder, that he will execute a release agreement, in a form satisfactory to the Company, releasing any and all claims arising out of Executive's employment (other than claims made pursuant to any indemnities provided under the articles or by-laws of the Company, under any directors or officers liability insurance policies maintained by the Company, under any employee benefit plans or executive compensation plans of the Company, or enforcement of this Agreement).

6.   Intellectual Property Rights.

     a. Executive agrees that the Company will be the sole owner of any and all of Executive's "Discoveries" and "Work Product" made during the term of his employment with the Company. For these purposes "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Executive, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.

     b. Executive shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Product will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.

     c. Executive hereby assigns and agrees to assign to the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Executive hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Executive's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Executive's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise.

     d. At the request of the Company, Executive shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company.
Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Executive's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (I) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

     e. To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Executive's other obligations to assign intellectual property rights as provided above.

     f. The obligations of Executive set forth in this Section 6 (including, without limitation, the assignment obligations) will survive and continue beyond the termination of Executive's employment and termination of this Agreement with respect to Discoveries and Work Product conceived or made by Executive alone or in concert with others during Executive's employment with the Company. Those obligations will be binding upon Executive, his executors, administrators, and other representatives.

7.   Exposure to Proprietary Information.

     a. As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Executive.

     b. Executive acknowledges that the Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that during and after the term of his employment by the Company or, he will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company. Executive's obligations under this Section 7 with respect to particular Proprietary Information will survive expiration or termination of this Agreement and Executive's employment with the Company, and will terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Executive's obligations under this Section 7.

     c. Executive acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Executive or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company. Upon termination of his employment with the Company, Executive shall immediately return to the Company all such items in his possession and all copies of such items.

8.   Equitable Remedies.

     a. Executive acknowledges and agrees that the agreements and covenants set forth in Sections 6, 7, and 8 are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by him of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

     b. Each of the covenants in Sections 6, 7, and 8 will be construed as independent of any other covenants or other provisions of this Agreement.

     c. In the event of any judicial determination that any of the covenants in Sections 6, 7, and 8 are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

9. Termination. The Company may terminate this Agreement at any time, for any reason or no reason by written notice to Executive, provided that a Change in Control has not yet occurred at the time such notice is given and does not occur within 90 days after the notice of termination has been given by the Company to Executive, and in such cases such purported termination shall be of no effect and this Agreement shall continue and may not be terminated by the Company.

10. Miscellaneous. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been properly given
(a) if sent by United States mail, certified or registered, (b) if sent prepaid by overnight courier, or (c) when delivered in person to the following addresses:

     (i)  If to the Company, to:

          PLATINUM technology International, inc.
          1815 South Meyers Road
          Oakbrook Terrace, IL  60181
          Attn:  Chief Financial Officer

          with a copy to :

          PLATINUM technology International, inc.
          1815 South Meyers Road
          Oakbrook Terrace, IL  60181
          Attn:  General Counsel



     (ii) If to Executive to:

          --------------------------

          --------------------------

          --------------------------

     Any party may change its address for notice hereunder by notice to the other party hereto.

     b. Governing Law. The parties agree that this Agreement shall be construed and governed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such state, without regard to its conflict of laws rules, except insofar as the Delaware General Corporation Law and federal laws and regulations may be applicable.

     c. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. Any successor, including, without limitation, a purchaser of substantially all of the Company's assets, will automatically succeed to the obligations of the Company under this Agreement; provided that, the Company shall remain liable under this Agreement in such event.

     d. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     e. Entire Agreement. Subject to the rights, benefits and obligations provided for under any executive compensation and employee benefit plans of the Company, this Agreement represents the entire agreement and understanding of the parties hereto with respect to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions correspondence, communications, understandings and agreements between the parties, written or oral, relating to the subject matter of this Agreement except as set forth under any executive compensation and employee benefit plans of the Company. This Agreement may be amended, superseded, canceled, renewed, or extended and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     f. Waivers. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     g. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

     h. Arbitration. Except for any claim or dispute which gives rise or could give rise to equitable relief under this Agreement, at the request of the Executive any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled exclusively and finally by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (hereinafter referred to as "AAA Rules"). Such arbitration shall be conducted in Chicago, Illinois, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules in effect on the date hereof and the arbitrators shall be empowered to order any remedy which is appropriate to the proceedings and issues presented to them. The chairman of the arbitral tribunal shall be appointed by the American Arbitration Association from among the three arbitrators so selected. Any party to a decision rendered in such arbitration proceedings may seek an order enforcing the same by any court having jurisdiction.

     i. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

     j. Legal Expenses. Executive shall be entitled to recover any expenses for attorney's fees and disbursements incurred by him in connection with enforcing his rights under this Agreement whether or not Executive is successful in asserting such rights; provided, however, that no

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

reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive's assertion of such rights was in bad faith or frivolous, as determined by independent counsel mutually acceptable to Executive and the Company and made without reference to or not related to a Change in Control. Amounts payable to Executive hereunder which are not paid when due to be paid shall bear interest from their due date at the prime rate of interest published from time to time in the Midwest edition of the Wall Street Journal plus two percent (2%).

     k. Non-Transferability. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution. The Company may assign this Agreement and the Company's rights and obligations hereunder, and shall assign this Agreement, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree to assume the Company's obligations and be bound by this Agreement. For purposes of this Agreement, "Successor" shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or all or substantially all of its assets, or otherwise.

     l. No Offsets. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, other than with respect to any amounts that are owed to the Company by Executive due to his receipt of Company funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement will be subject to required withholding taxes and other required deductions.

     IN WITNESS WHEREOF, the Company and Executive have signed or caused a duly authorized representative to sign this Agreement as of the day and year written above.

                                   PLATINUM technology, inc.


                                   By: /s/ Larry S. Freedman
                                       ---------------------

                                   Its:  Senior Vice President & General Counsel
                                         ---------------------------------------


                                   /s/ Paul A. Tatro
                                   -----------------
                                   Paul A. Tatro

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